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EXHIBIT 23.4

CONSENT OF US BANCORP PIPER JAFFRAY INC.

July 20, 2001

Mediaplex, Inc.
177 Steuart Street
Suite 600
San Francisco, California 94105

Dear Sir or Madam:

We refer to the proxy statement/prospectus (the "Proxy Statement") which forms a part of the Registration on Form S-4 (the "Registration Statement") of ValueClick, Inc. ("ValueClick"), with respect to the exchange offer for shares of Mediaplex, Inc. ("Mediaplex") in connection with the business combination of ValueClick and Mediaplex.

We hereby consent to the inclusion in the Proxy Statement of our opinion letter appearing as Annex C to the Proxy Statement and to the references of our firm name in the following sections of the Proxy Statement: "Summary—Opinion of Financial Advisor—Opinion of Mediaplex's Financial Advisor," "The Merger—Background of the Merger," "The Merger—Mediaplex's Reasons for the Merger" and "The Merger—Opinion of US Bancorp Piper Jaffray." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
US BANCORP PIPER JAFFRAY INC.
By:	/s/ Chris Headrick
Name: Chris Headrick
Title: Vice President

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CONSENT OF US BANCORP PIPER JAFFRAY INC. July 20, 2001